U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                               FORM 10-SB

                             AMENDMENT NO. 1
             GENERAL FORM FOR REGISTRATION OF SECURITIES OF
                         SMALL BUSINESS ISSUERS
    UNDER SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                STARNET COMMUNICATIONS INTERNATIONAL INC.
             (Name of Small Business Issuer in its Charter)


Delaware                             E.I.N. 52-2027313
(State or other jurisdiction of      (I.R.S. Employer Identification No.)
incorporation or organization)

425 Carrall Street, Mezzanine Level
Vancouver, B.C., CANADA              V6B 6E3
(Address of principal                (Zip Code)
executive offices)


Issuer's telephone number: (604) 685-7619


SECURITIES TO BE REGISTERED UNDER SECTION 12(b) OF THE ACT:

None

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

     Title of each class           Name of each exchange on which
     to be so registered             each class to be registered

Class A Voting Common Stock        OTC Bulletin Board Service

                                                              Page No.: 1
                                                  Total No. of Pages: 166
                                        Exhibit Index Appears on Page: 26

          PART I

ITEM 1.   DESCRIPTION OF BUSINESS

I.   BUSINESS DEVELOPMENT.
     --------------------

     A.   STARNET COMMUNICATIONS INTERNATIONAL INC.:
          -----------------------------------------

Starnet Communications International Inc. (the "Company") was incorporated in June 1996 in the state of Nevada. In March 1997, the Company merged with a Delaware corporation for the purpose of re-domiciling to the state of Delaware. The Company is a high technology investment and finance company with several wholly owned technology subsidiaries under its control, or to be formed. As a result, the Company may be characterized as a holding Company. The intent of the Company is to identify and commercialize leading edge technologies for established markets. The Company, including its subsidiaries, employs 50 persons full time. The majority of these individuals develop and produce adult websites for display on the computer accessible medium known commonly as the "Internet."

     B.   STARNET COMMUNICATIONS CANADA INC.:
          ----------------------------------

Starnet Communications Canada Inc. ("Starnet Canada"), a wholly-owned subsidiary of Starnet Communications International Inc., was incorporated in May 1995 and is based in Vancouver, Canada. Starnet Canada manages advanced on-line interactive media and information systems for the Internet. Starnet Canada is an Internet publisher utilizing video, audio, film, animation, graphics, multimedia, hyper-text markup language (HTML), site management, transaction processing, client support systems, and post production facilities. Starnet Canada was established for the purpose of providing adult web sites on the Internet. In June of 1996, Starnet Canada was certified by the Bank of Montreal, and now conducts secure Visa, Mastercard and American Express credit card transactions via the Internet.

     C.   STARNET COMMUNICATIONS INTERNATIONAL INC. CORPORATE HISTORY:
          -----------------------------------------------------------

On June 28, 1996, Creative Sports Marketing Inc. ("Creative") filed its Articles of Incorporation with the Secretary of State of the State of Nevada. Thereafter, a meeting of the Shareholders of Creative Sports Marketing Inc. was held and authorized the Board to change the name of Creative at a future date if in its discretion it deemed such a change advantageous. The first intended business plan contemplated celebrity golf promotions. A tournament was scheduled for Phoenix, Arizona, but shortly after its organization, it and the business plan were dropped.

On July 15, 1996, Creative accepted subscription agreements from twelve entities to acquire securities of Creative pursuant to a Rule 504 offering under Regulation D. The Board authorized Creative to proceed with the sale of its shares pursuant to the subscriptions received for the sale of 10,000,000 common shares at a price of $0.001 per common share. Pacific Stock Transfer Company was appointed as the transfer agent of the common shares of Creative.

This offering was sold through a Vanuatu corporation, Pacific Rim
Investment Inc., as a transaction sales agent. (SEE Exhibit "4.b"). Thereafter, Pacific Rim Investment Inc. established a market clearing house as a non-quotation bargain market. The Company is aware of approximately forty-nine transactions that have occurred. These transactions are summarized in Item 4 -- Transfers Involving Pacific Rim Investment Inc.

Thereafter, Creative's Board of Directors voted to change the name from Creative Sports Marketing Inc. to Gelato Brats Inc. A Certificate of Amendment to the Articles of Incorporation of Creative Sports Marketing Inc. changing the name of the corporation to Gelato Brats Inc. was submitted to the Nevada Secretary of State's Office. A new business plan was adopted focusing upon non-fat dairy ice cream and dessert manufacturing.

On November 1, 1996, a Board of Directors' meeting of Gelato Brats Inc. was held appointing Donald Byers as a director and authorizing a further name change as deemed advisable in the discretion of the Board of Directors. Also at this meeting the resignation as directors and officers of Ziad Batal and Richard Kipping were accepted. Donald Byers was appointed President, Secretary and Treasurer of Gelato Brats Inc.

On January 27, 1997, a Board of Directors' meeting of Gelato Brats Inc. was held. The resignation of Donald Byers as a director and officer of the Company was accepted. The Shareholders elected to the Board of Directors the following: Mitchell White; Mark Dohlen; Jason Bolduc; Christopher Zacharias; and John Carley. Mr. Bolduc was appointed President and Mr. Zacharias was appointed Secretary and Treasurer.

On January 29, 1997, a Board of Directors' meeting of Gelato Brats Inc. was held. The Board voted to authorize a change of the name to Starnet Communications International Inc. (the "Company").

On February 24, 1997, a Certificate of Amendment of the Articles of Incorporation of Gelato Brats Inc. changing the name of the Company to Starnet Communications International Inc. was submitted to the Nevada Secretary of State.

On March 10, 1997, the Board of Directors of Starnet Communications International Inc. voted to merge Starnet Communications International Inc. into a wholly owned subsidiary -- Starnet Communications International (DE) Inc. ("Starnet Delaware"). The Company was authorized to redomesticate into Delaware with Starnet Delaware as the surviving corporation.

On March 10, 1997, Starnet Communications International Inc., the sole stockholder of Starnet Delaware acted by vote to consummate the merger among the Company and Starnet Delaware and to change the name of Starnet Delaware to Starnet Communications International Inc. All of the stockholders of Starnet Communications International Inc. voted to acknowledge and adopt the Plan and Agreement of Merger of Starnet Communications International Inc. into Starnet Delaware. Thus on March 10, 1997, a Certificate of Merger among Starnet Communications

International Inc. and Starnet Delaware was executed and the Articles of Merger were submitted to the Delaware Secretary of State.

On March 25, 1997, Starnet Communications International Inc. entered into a Share Purchase Agreement with Murray Partners (BVI) Inc. pursuant to which Starnet Communications International Inc. acquired all 10,101 outstanding shares in Starnet Communications Canada Inc. In exchange Murray Partners (BVI) Inc. received 10,000,000 Class A Common Voting Shares of Starnet Communications International Inc.


The Company does not have any plans, proposals, arrangements or understandings with respect to future acquisitions.


II.  BUSINESS OF ISSUER:
     ------------------

Starnet Communications Canada Inc. ("Starnet Canada"), a wholly-owned subsidiary of Starnet Communications International Inc., was incorporated in May 1995 and is based in Vancouver, British Columbia, Canada. Starnet Canada develops, markets and manages advanced on-line interactive media and information systems for the Internet. Starnet Canada is an Internet developer and content provider utilizing proprietary software, video, audio, film, animation, graphics, multimedia, hyper-text markup language
(HTML), site and network management, transaction processing and database management systems, client support systems, and post production facilities. In June of 1996, Starnet Canada was certified by the Bank of Montreal, and now conducts secure, real time Visa, Mastercard and American Express credit card transactions via the Internet.

Starnet Canada has emerged as a world leader in providing adult entertainment services on the Internet. Since the launch in September 1995, membership in Starnet Canada's Club Sizzle at http://www.sizzle.com ("Sizzle") has grown to exceed 10,000 members by January 1997. Revenue streams are generated by monthly subscription fees from clients who reside in over 60 different countries. Sizzle is promoted on the Internet via advertising, search engine registration and news group promotion. Several hundred competitors compete in finely defined segments similar to Sizzle's market.

Starnet Canada's AdultLinks Internet search engine site at http://www.adultlinks.com ("AdultLinks") was launched in July 1996 and is becoming one of the top Internet adult search engine sites in the world. Revenues are generated by monthly advertising fees from commercial clients who market to the on-line adult community. There are approximately 25 competitors in this market.

Chisel Media Internet site at http://www.chisel.com ("Chisel") was launched in August 1996 and is one of the top Internet gay sites in the world. Revenue streams are generated by monthly subscription fees from over 2,000 clients residing around the world. Chisel is promoted on the Internet via advertising, search engine registration and news group promotion. Less than 100 competitors compete in segments similar to Chisel's market.

Starnet Canada's Live Women Internet site at http://www.livewomen.com ("Live Women") was launched in February 1997. Live Women allows clients to interact with a woman on a one to one basis via the Internet. Live Women was the first to provide these services entirely over the Internet. Live Women is promoted on the Internet via advertising, search engine registration and news group promotion. Approximately 10 competitors compete directly with Live Women.


Starnet Canada has received a retractable letter of intent from CompuServe Corporation, to supply adult casino style games for use by CompuServe's clients. CompuServe is an on-line content and Internet service provider with approximately 4 million subscribers. Starnet Canada is presently Beta-testing several of these games and they are expected to be on-line in the fall of 1997. Starnet Canada anticipates entering into a revenue sharing agreement with CompuServe for all usage of these games. Revenue will be generated by charging a fee for each minute a client is logged onto CompuServe and is using the games.


III. INDUSTRY OVERVIEW AND COMPETITION.
     ---------------------------------

The Internet is the largest and most widely used computer network in the world and provides access to an incredible volume of information and data. Management believes that hundreds of billions of private and public dollars will be invested over the next decade to weave together the global information systems, including the hardware and software tools necessary to navigate the Internet.

There are many other providers of adult entertainment currently accessible through computer networks all competing for the public's entertainment dollar. Starnet Canada also competes for the public's monthly expenditures on such entertainment opportunities as cable television, movie theaters, sporting events and other recreational time endeavors. Starnet Canada cannot estimate how these competing industries may grow and to what extent such growth would decrease Starnet Canada's revenue.

IV.  RESEARCH AND DEVELOPMENT:
     ------------------------


     A.   Electronic Financial Services Caribbean Inc.:
          --------------------------------------------

Electronic Financial Services Caribbean Inc. ("EFS"), a wholly-owned subsidiary of Starnet Communications International Inc., is based in Antigua, West Indies and was formed in May, 1997. EFS will operate as a participant in the growing Internet world of commerce with the primary focus of acting as an international currency converter and a secure merchant to financial institution Internet transaction gateway. Management estimates that $2,000,000 (U.S.) will be needed to commence operations.
The Company may seek to obtain this financing through a registered or exempt securities offering or debt financing if favorable terms may be obtained. Provided sufficient funding is available, management anticipates that EFS will be fully operational in the fall of 1997.


     B.   Starnet USA Inc.:
          ----------------


Starnet USA Inc., a wholly owned subsidiary of Starnet Communications International Inc., is based in Seattle, Washington and was formed in November 1995. It will operate as an Internet access provider and network center for corporate clients. The network will use a sophisticated LAN of computers, routers, servers and modems to provide service to its client base. Management estimates that $1,000,000 (U.S.) will be needed to commence operations. The Company may seek to obtain this financing through a registered or exempt securities offering or debt financing if favorable terms may be obtained. Provided sufficient funding is available, management anticipates that Starnet USA will be fully operational in the fall of 1998.



     C.   World Gaming Services Inc.:
          --------------------------

World Gaming Services Inc. ("World Gaming"), a wholly owned subsidiary of Starnet Communications International Inc. is based in Antigua, West Indies,
and was incorporated in July, 1997.   World Gaming will launch an Internet
on-line electronic lottery and gaming operation which will be engaged in the business of accepting, processing, and managing wagers through the Internet on the outcome of international sporting events, international lotteries and a variety of casino style games of chance. World Gaming's
focus will be to capitalize on the demand for gaming.   Management
estimates that $5,000,000 (U.S.) will be needed. The Company may seek to obtain this financing through a registered or exempt securities offering or debt financing if favorable terms may be obtained. Provided sufficient funding is available, management anticipates that World Gaming will be fully operational in the fall of 1997.



World Gaming will operate as a full service gaming corporation on the Internet. World Gaming will operate under the laws and regulations of Antigua to assure fair opportunities for its Internet clients. World Gaming will be promoted on the Internet via paid advertising, search engine registration and news group promotion. As of July 1997 there were several competitors operating Internet gaming ventures. As of this date, none of the competitors are providing all the products and services that World Gaming is proposing to provide. Provided sufficient funding is available, management anticipates that World Gaming will be fully operational in the fall of 1997.

V.   REGULATORY BACKGROUND:
     ---------------------


In order to ensure that Starnet Canada's Sizzle site was operating in compliance with the Criminal Code of Canada a legal opinion was obtained pertaining to the sexual content initially displayed on the Sizzle site. The legal opinion concludes that Starnet Canada's production and distribution of adult materials is not in violation of the Criminal Code of Canada. The Company is aware of indecency laws beyond Canada and that the production and transmission of such materials is subject to varying local standards. However, the effect of local laws upon such transmissions via the Internet is unresolved. The latest statement by the United States Supreme Court in 1997 is favorable to an interpretation that any regulation of content of transmissions over the Internet must be minimal. Management intends to continue its policy of requesting and obtaining legal opinions to assist and guide it through the applicable and developing regulatory framework.



Due to the uncertain regulatory environment as it relates to Internet gaming in the U.S. and Canada, management intends to focus on the market outside of North America until such time as U.S. and Canadian laws, specifically in regard to Internet gaming, are clarified. The Company will ensure that no gaming laws both inside and outside the U.S. and Canada are violated through the use of several checks. Through major credit cards and Internet service providers, World Gaming will confirm that an applicant is of legal age, and resides outside of North America.


ITEM 2.   MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

I.   RESULTS OF OPERATIONS
     ---------------------


The Company currently derives its revenues principally from subscription sales of its Internet web sites namely Sizzle and Chisel. As the Internet continues to become more accessible, the market opportunities for the
Company will continue to expand.   Based upon the Company's history and
management's expectations, the Company's operations should grow. But these growth opportunities will also attract many potential new competitors. In order to maintain sales growth, the Company has been expanding the content and improving the services on its Internet web sites, as well as researching and developing other projects that will utilize its existing facilities and expertise.



If the Company is able to implement its research and development plans, the Company will require the infusion of an additional approximately
$8,000,000. The Company may seek to obtain this financing through a registered or exempt securities offering or debt financing if favorable terms may be obtained. (See Item I. Section IV RESEARCH AND DEVELOPMENT.)

The following tables set forth consolidated statements of operations data for the Company for the year ended April 30, 1997 and 1996 and consolidated balance sheet data at April 30, 1997 and April 30, 1996. The consolidated data has been compiled as if the Company had existed and owned Starnet Canada since the May 19, 1995 incorporation of Starnet Canada.



     A.   Statement of Operations Data
          ----------------------------

                                               For the year ended

                                       April 30, 1997      April 30, 1996
                                       --------------      --------------

Net Sales                                 1,996,535           378,544
Gross Margin                              1,089,167           205,789
Net Income (Loss) from operations           (39,843)          (26,197)
Net Income (Loss)                           (93,714)          (26,197)

     B.   Balance Sheet Data
          ------------------

                                      At April 30, 1997  At April 30, 1996
                                      -----------------  -----------------

Working Capital (Deficiency)               (790,726)         (331,088)
Total Assets                              1,197,199           457,513
Long Term Debt                              237,371            62,786
Accumulated Earnings (Deficit)             (119,911)          (26,197)
Stockholders' Equity (Deficit)              (70,963)           (6,211)

Year ended April 30, 1997 Compared to Year ended April 30, 1996
---------------------------------------------------------------

The Company's revenues increased 427% to $1,996,535 for the year ended April 30, 1997 compared to $378,544 for the year ended April 30, 1996. The growth is primarily due to increased subscription revenue from the Company's Internet web sites. Along with the growth in sales, gross margin increased to $1,089,167 for the year ended April 30, 1997 from $205,789 for the year ended April 30, 1996. Gross profit margin for the year ended April 30, 1997 was 54.6% compared to 54.4% in the prior year.

Selling, general and administrative expenses increased by 387% to $1,129,010 (56.6% of sales) for the year ended April 30, 1997 from $231,986
(61.3% of sales) for the year ended April 30, 1996. The decrease in these expenses from 61.3% to 56.6% of sales was the result of efficiencies gained as the Company handled a greater level of activity.

Net loss from operations for the year ended April 30, 1997 was $39,843 compared to the net loss of $26,197 for the year ended April 30, 1996. Income tax expense for year ended April 30, 1997 was $53,871 (deferred) and no income tax expense or recovery for the year ended April 30, 1996.

Starnet Canada has been active as a reseller of Internet services to other smaller Internet based companies. (SEE Item III. Description of Property). Revenues derived by Starnet Canada's reseller activities are $60,145.00 (U.S) for the period ending April 30, 1997. Expenses of Starnet Canada's reseller activity are nominal for the period ending April 30, 1997 as the Company had the capacity in place to handle this service and related activity.


     C.   Liquidity and Capital Resources
          -------------------------------


Year Ended April 30, 1997
-------------------------


Starnet Canada has leased 13,100 square feet of office and production space at 425 Carrall Street, Vancouver, British Columbia, Canada. The first lease for 6,100 square feet was for 5 years starting May 1, 1995 with the option to renew for an additional 5 years. The second lease for 7,000 square feet was for 3 years starting January 1, 1997 with the option to renew for an additional three year term. Total monthly rent is currently averaging $9,500 over the terms of the leases.


Starnet Canada initially relied on advances from shareholders and cash generated from operations to meet its working capital requirements and to provide funds for investments in property and equipment. As Starnet Canada established its creditworthiness, it was able to acquire equipment on capital leases. Outstanding capital lease obligations at April 30, 1997 and April 30, 1996 were $312,507 and $81,193 respectively.

In January 1997, Starnet Canada obtained loans for $200,343, from
Celestine Fund Management Inc. which are secured by all assets of Starnet Canada and guaranteed by directors and employees Paul Giles, Richard Thiessen, Mitchell White and Jason Bolduc. Celestine Fund Management Inc. is a privately held investment fund with its principal offices at P.O. Box 3140, Road Town, Tortola, Britain Virgin Islands. Celestine Fund Management, Inc. provides short term financing for small and medium sized businesses. The loans are interest bearing at 6% per annum. The principal and interest under the notes were payable on April 6, 1997 and the lender subsequently agreed to extend the due date to May 31, 1997. The lender has agreed to extend the due date again to September 30, 1997. Thereafter, on June 10, 1997, Celestine Fund Management Inc. sold the notes to DGD Wealth Management. The Company expects to repay the loans by cashflow generated from operations on its due date. As of June 23, 1997, the Company has repaid $94,469 of the loans.


The Company expects to meet its short-term cash requirements through cash generated from operations and its long-term cash requirements through equity financing.


The cashflow from operations for the year ended April 30, 1997 totaled $707,760 including net loss of $93,714, depreciation and amortization of $443,708 and deferred income taxes of $53,871. The net cash generated by changes in working capital (excluding cash) was $287,461.



For the year ended April 30, 1997, net cash used for investing activities was $788,719. The additions to property and equipment were $406,454 and mainly consisted of new computer equipment, automobiles and leasehold improvements. The Company also invested $354,547 in Internet web site development.



The Company has expended approximately $105,000.00 to commence its research and development projects. (SEE: Item 1.; IV Research and Development). This value includes $10,000.00 U.S. for each corporation on incorporation related expenses and $75,000.00 U.S. to secure a gaming license from the nation of Antigua. The license has been approved and is fully paid. However, the Company has elected to delay issuance until it is prepared to commence operation of World Gaming Inc.



Net cash provided by financing activities was $108,504 for the year ended April 30, 1997. The major source of financing was loans from a private lender. Payments of $56,189 were made to pay down the advances from former shareholders of Starnet Canada.

Inception (May 19, 1995) through April 30, 1996
-----------------------------------------------

The cashflow from operations for the period May 19, 1995 to April 30, 1996 totaled $201,427 including net loss of $26,197 and depreciation and amortization of $104,352. The net cash generated by changes in working capital (excluding bank indebtedness) was $122,726.

For the period from May 19, 1995 to April 30, 1996, net cash used for investing activities was $408,540. The additions to property and equipment were $336,962 and mainly consisted of new computer equipment and leasehold improvements. The Company also invested $70,676 in Internet web site development.

Net cash provided by financing activities was $207,113 for the period from May 19, 1995 to April 30, 1996. The major source of financing was advances from former shareholders.


     D.   Impact of Inflation
          -------------------

The Company believes that inflation has not had a material effect on its past business.

ITEM 3.   DESCRIPTION OF PROPERTY.


Starnet Canada occupies 13,100 square feet of commercial space at 425 Carrall Street, Vancouver, British Columbia. This facility houses all of Starnet Canada's operations including production, technical, marketing, and administration. Because of the size of Starnet Canada's presence on the Internet some smaller Internet based companies have started operations within the same building utilizing Starnet Canada's Internet connections, but the revenue and expenses of reselling these Internet services are not material. (SEE Item II. Management Discussion and Analysis or Plan of Operation). The result has been the creation of a centralized location for a significant percentage of Vancouver's Internet industry. Starnet Canada has been able to act as a reseller of Internet services to many of these businesses. This has resulted in a monthly net cash flow for the benefit of Starnet Canada.


The terms of the Carrall Street commercial lease are as follows. Starnet Canada leases 7,000 square feet through December 31, 1999 (three years) with an annual rent of U.S. $61,000.00. Starnet Canada has an option to renew this lease for one additional three year term. Starnet Canada leases 6,100 square feet through April 30, 2000 (five years) with an annual rent of U.S. $53,000.00. Starnet Canada possesses an option to renew this lease for an additional five years.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of the Company's Common Stock as of April 30, 1997 by (i) each person who is known to the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's directors and executive officers, (iii) the Named Executive, and (iv) all current directors and executive officers as a group.

I.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.
     -----------------------------------------------

The date of the information presented on this table is April 30, 1997.


Title Of               Name And Address of                   Amount And    Percent of
Class                  Beneficial Owner                      Nature of     Class
                                                             Beneficial
                                                             Owner

Class A Voting Common  Murray Partners (BVI) Inc.(1)        10,000,000     50.0
                       Todman Building
                       Main Street, P.O. Box 3140
                       Road Town, Tortola
                       British Virgin Islands


___________________

(1) On March 25, 1997 ownership of Starnet Canada was transferred from Murray Partners (BVI) Inc., a British Virgin Islands company, to Starnet Communications International Inc., a U.S. company incorporated in the state of Delaware. This ownership transfer was effected through the issuance of 10,000,000 common shares of Starnet Communications International Inc. to Murray Partners (BVI) Inc. in exchange for all of the issued common shares of Starnet Communications Canada Inc. Murray Partners (BVI) Inc. is owned indirectly by some of the Company's officers and directors: Jason Bolduc; Mitchell White; Mark Dohlen and John Carley and their families. SEE:
Certain Transactions.

II.  SECURITY OWNERSHIP OF MANAGEMENT.
     --------------------------------

The date of the information presented on this table is April 30, 1997.

========================================================================
Title of         Name and Address of         Amount And     Percent of
Class            Beneficial Owner (2)        Nature of      Class
                                             Beneficial
                                             Owner (3)
------------------------------------------------------------------------

Class A Voting   Mitchell White                300,000      1.5
Common           Director/Chairman

"  "             Richard Thiessen              300,000      1.5
                 Vice President-Production

"  "             Jason Bolduc                  300,000      1.5
                 Director/President

"  "             Paul Giles                    300,000      1.5
                 Vice President

"  "             Mark Dohlen                   100,000      0.5
                 Director/CEO

"  "             Jack Carley                    25,000      0.125
                 Director/CFO

"  "             Christopher Zacharias          10,000      0.05
                 Director, Secretary,
                 Treasurer

All Directors & Executive
 Officers as a Group                         1,335,000      6.675


____________________

(2) This table does not reflect the shares owned indirectly by Management through Murray Partners (BVI) Inc. (SEE: Certain Transactions).

(3) No member of Management has the right to acquire within sixty days through options, warrants, rights, conversion, privilege or similar obligations any securities of the Company.

III. TRANSFERS INVOLVING PACIFIC RIM INVESTMENT INC.
     ----------------------------------------------


VENDOR                    PURCHASER             DATE             VOLUME
Pacific Rim Investment Inc.
Certificate #2004         Gise Capital          March 26, 1997   200,000

                          Sharp, Flint & Blunt  March 26, 1997   200,000

                          Eastern Pacific       March 26, 1997   200,000

                          Richland Acceptance   March 26, 1997   100,000

                          Allfund Capital Corp. March 26, 1997   100,000

                          David Parfitt         March 26, 1997    50,000

                          Randal Pow            March 26, 1997    50,000

Pacific Rim Investment Inc.
Certificate #2006         Mitchell White        April 15, 1997   300,000

                          Richard Thiessen      April 15, 1997   300,000

                          Jason Bolduc          April 15, 1997   300,000

Pacific Rim Investment Inc.
Certificate #2002         Peter McCurdy         April 29, 1997     5,000

                          Hugh Mosaheb          April 29, 1997     4,000

                          Dorothy Mosaheb       April 29, 1997     8,000

                          Talon Ent. Corp.      April 29, 1997    20,000

                          Tony Ricci            April 29, 1997    25,000

                          Chuck Choo            April 29, 1997    25,000

                          Steve Ng              April 29, 1997    25,000

                          Frank DiSalvo         April 29, 1997    10,000

                          Rush & Company        April 29, 1997    50,000

                          Paul Giles            April 29, 1997   300,000

                          Mark Dohlen           April 29, 1997   100,000

                          Jack Carley           April 29, 1997    25,000

                          Edward Garner         April 29, 1997    25,000

                                  -14-


Pacific Rim Investment Inc.
Certificate #2002         Rush & Company        April 29, 1997    50,000

                          First Marathon Sec.   April 29, 1997    60,000

                          Christopher Zacharias April 29, 1997    10,000

                          David Parfitt         April 29, 1997    50,000

                          Randall Pow           April 29, 1997    50,000

                          Frank Reichardt       April 29, 1997     8,000

                          Bob Hoegler           April 29, 1997    20,000

                          Rush & Company        April 29, 1997    30,000

Pacific Rim Investment Inc.
Certificate #2003         Richard Stewart       May 2, 1997       10,000

                          Rush & Company        May 2, 1997       10,000

                          Steve Cook            May 2, 1997       10,000

                          Peter McCurdy         May 2, 1997        5,000

                          Nancy Smith           May 2, 1997       10,000

                          Pembroke Consultants  May 2, 1997       20,000

                          Whytecliff Properties May 2, 1997       30,000
                          Ltd.

                          George Roumanis       May 2, 1997       30,000

                          George Tsagarii       May 2, 1997       15,000

                          Elissavet Doxa        May 2, 1997      100,000

                          Rush & Company        May 2, 1997       10,000

                          Vince Sanseverino     May 2, 1997       10,000

                          Eric Polson           May 2, 1997       10,000

                          Rush & Company        May 2, 1997       50,000

                          First Marathon
                          Securities            May 2, 1997       25,000

                          John Tsagarii         May 2, 1997       55,000

                          First Marathon
                          Securities            May 2, 1997      500,000


VENDOR                    PURCHASER             DATE             VOLUME
Share Transfer
                          Andrew McNeilly       May 21, 1997     100,000

Pacific Rim Investment Inc.
Certificate No. 2005
                          521587 B.C. Ltd.      June 12, 1997      5,000

                          Harry Anthony Bosley  June 12, 1997     20,575

                          Wally Brooks          June 12, 1997     25,000

                          Dave Butler           June 12, 1997     10,000

                          Patrick Chan          June 12, 1997     12,500

                          Carl Cuterres         June 12, 1997      3,000

                          Reginald Davis        June 12, 1997     25,000

                          Rocco Dipolo          June 12, 1997      2,000

                          Michael Evans         June 12, 1997      3,125

                          Rick Finlayson        June 12, 1997      2,000

                          First Marathon
                          Securities            June 12, 1997    590,100

                          Donald Hall           June 12, 1997      3,000

                          Bob Hoegler           June 12, 1997     20,000

                          Peter Hume            June 12, 1997      3,000

                          Ernest Kurz           June 12, 1997      1,000

                          Thelma Kurz           June 12, 1997      1,000

                          Steve Leahy           June 12, 1997     10,000

                          Henry Lee             June 12, 1997      1,000

                          Sophia Lee            June 12, 1997      1,000

                          Ka-Ming Li            June 12, 1997      2,000

                          Lyle McKnight         June 12, 1997      1,000

                          Hugh Mosaheb          June 12, 1997      1,000

                          Dorothy Mosaheb       June 12, 1997      2,000

                          Susan Patterson       June 12, 1997     10,000

                          Tony Ricci            June 12, 1997     30,000

                          Rock Capital Corp.    June 12, 1997     50,000

                          George Roumanis       June 12, 1997     10,000

                          Rush & Company        June 12, 1997     25,000

                                  -16-


                          Alexandra Shorre      June 12, 1997      5,000

                          George Tsagarii       June 12, 1997      5,000

                          Andreas Tsonis        June 12, 1997      4,000

                          Jman Gok Wong         June 12, 1997     15,000

                          Alexander Wong        June 12, 1997        700

                          Despina Xatzigeorgiou June 12, 1997     10,000

                          Billy Zacharias       June 12, 1997      1,000


IV.  CHANGES IN CONTROL.
     ------------------

There are no arrangements which may result in a change in control of the issuer.

ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

I.   DIRECTORS AND EXECUTIVE OFFICERS.
     --------------------------------

MITCHELL WHITE - (Age 36). Chairman of the Board of Directors. Mr. White's term of office as a director is one year. He has served as a director since January 27, 1997.
1987 - April 1995 - Self employed computer consultant, White & Associates. April 1995 - Present - Starnet Communications Canada Inc.
Mr. White possesses more than fifteen years of experience in sales, marketing and management in the high technology and entertainment industries. Previously, Mr. White operated a high technology consulting firm, White & Associates.


MARK DOHLEN - (Age 36). Chief Executive Officer and Director. Mr. Dohlen's term of office as a director is one year. He has served as a director since January 27, 1997.
April 1993 - May 1996 - ISG Consulting Inc. (Consultant)
May 1996 - Present - Starnet Communications Canada Inc.
Mr. Dohlen possesses more than ten years of experience in senior management positions. Mr. Dohlen holds a Bachelor of Administration in Finance from the University of Regina in Saskatchewan, and an MBA in Management Information Systems from Simon Fraser University in British Columbia, and is currently completing the Bachelor of Law program at the University of British Columbia. Mr. Dohlen has completed the Certified Management Consultant and Chartered Secretaries and Administrators professional designations. Mr. Dohlen holds an FCIS designation.


JOHN CARLEY - (Age 50). Chief Financial Officer and Director. Mr. Carley's term of office as a director is one year. He has served as a director since January 27, 1997.
March 1990 - August 1994 - Royal Trust, Western Canada Region
                    (Regional Managing Partner, Finance and Administration)

August 1994 - Present - Hong Kong Bank of Canada/Hong Kong Bank & Trust Co.
                   (Vice President, Trust Operations)
Mr. Carley is presently Vice President, Trust Operations for the Hong Kong Bank Trust Company. Previously, Mr. Carley has worked as Executive Director of Examinations and Investigations for the Financial Institution Commission of the Ministry of Finance and Corporate Affairs, Province of British Columbia. Mr. Carley holds a Diploma in Business Administration, a FICB designation, a Canadian Securities designation, and is a Certified General Accountant.


JASON BOLDUC - (Age 22). April 1995 - Present - President and Director. Mr. Bolduc's term of office as a director is one year. He has served as a director since January 27, 1997.
1990 - April 1995 - Wiz Zone Computers Inc. (Managing Partner)
Dec. 1994 - April 1995 - Cyberstore Systems Inc. (Network Administrator) Mr. Bolduc was most recently Director of Network Operations for Cyberstore Systems Inc., a Vancouver, Canada based Internet access provider. Previously, Mr. Bolduc operated a high technology consulting firm.



CHRIS ZACHARIAS - (Age 30). Secretary, Treasurer, Director and Corporate Counsel. Mr. Zacharias' term of office as a director is one year. He has served as a director since January 27, 1997.
September 1993 - May 1995 - Simon Fraser University (Computer Lab
Assistant)
May 1995 - May 1996 - Baker Newby (Lawyer)
May 1996 - February 1997 - Brawn Karras & Sanderson (Lawyer)
February 1997 - Present - Starnet Communications Canada Inc.
Mr. Zacharias possesses experience in financial, contractual, intellectual property, and legal affairs. Mr. Zacharias holds a Bachelor of Law from the University of Manitoba and an MBA from Simon Fraser University in British Columbia. Previously, Mr. Zacharias was practicing as a corporate solicitor with the law firm Brawn Karras & Sanderson. Mr. Zacharias has completed the Chartered Secretaries and Administrators professional designation. Mr. Zacharias holds an ACIS designation.


II.  FAMILY RELATIONSHIPS.
     --------------------

There are no family relationships among directors, executive officers or persons nominated or chosen by the Company to become officers or executive officers other than among John Carley and Mitchell White. Mr. White is Mr. Carley's son-in-law.

III. INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS.
     ----------------------------------------

The Company is not aware of any material legal proceedings involving any director, director nominee, promoter or control person including criminal convictions, pending criminal matters, pending or concluded administrative or civil proceedings limiting one's participation in the securities or banking industries, or findings of securities or commodities law violations. However, a personal bankruptcy proceeding under Canadian law involving Mark Dohlen concluded in September 1994, with Mr. Dohlen receiving a judicial discharge.

ITEM 6.   EXECUTIVE COMPENSATION

The following information is dated as of April 30, 1996, the end of Starnet Canada's last fiscal year.

I.                     SUMMARY COMPENSATION TABLE

                                                                  Long-Term Compensation
                                                          -------------------------------------
                                  Annual Compensation             Awards             Payouts
                            ----------------------------  ----------------------    ------------
------------------------------------------------------------------------------------------------------
                                                                      Securities
                                                 Other                Underlying
                                                 Annual   Restric-    Opposi-               All Other
                                                 Compen-  ted Stock   tions/      LTIP      Compen-
Name and              Year   Salary     Bonus    sation   Award(s)    SARs        Payouts   sation
Principal(1)                 (US$)(2)    ($)      ($)      ($)        (#)           ($)       ($)
Position
------------------------------------------------------------------------------------------------------

Mark Dohlen (CEO)     '96    22,826      725      -0-      -0-        -0-           -0-       -0-

Paul Giles            '96    30,587    1,812      -0-      -0-        -0-           -0-       -0-
(V.P. Offshore
Operations)

Jason Bolduc          '96    30,817    1,812      -0-      -0-        -0-           -0-       -0-
(President)

Richard Thiessen      '96    25,643    2,536      -0-      -0-        -0-           -0-       -0-
(V.P. Production)

David Greenseed       '96    18,036      580      -0-      -0-        -0-           -0-       -0-
(Chief Programmer)




____________________
(1) The positions described were of Starnet Canada. None of the individual's depicted were under any employment agreement with Starnet Canada.

(2) The compensation depicted is in the U.S. dollars. The compensation was paid in Canadian dollars.

II.               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                           (INDIVIDUAL GRANTS)

The Company has no grants to report in the past fiscal year pursuant to its Employee Stock Plan. The Employee Stock Plan authorizes the distribution of up to 1,000,000 shares to be acquired at $.50 per share, but no options have been granted. The criteria for distributing options is within management's discretion.

III.     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FY-END OPTION/SAR VALUES
The Company has no Options, Exercises or Values to report for last fiscal year pursuant to its Employee Stock Plan. The Employee Stock Plan authorizes the distribution of up to 1,000,000 shares to be acquired at $.50 per share, but no options have been granted. The criteria for distributing options is within management's discretion.

IV.      LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

The Company has no plans or awards to report for last fiscal year pursuant to its Employee Stock Plan. The Employee Stock Plan authorizes the distribution of up to 1,000,000 shares to be acquired at $.50 per share, but no options have been granted. The criteria for distributing options is within management's discretion..

V.                      COMPENSATION OF DIRECTORS

     A.   Standard Arrangements.
          ---------------------

The members of the Company's Board of Directors are reimbursed for actual expenses incurred in attending Board meetings.

     B.   Other Arrangements.
          ------------------

There are no other arrangements for compensation to the Board of Directors' members.

VI.       EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT,
                   AND CHANGE-IN-CONTROL ARRANGEMENTS

There are no written contracts or agreements. Employee salaries are set by the members of the Board of Directors.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 25, 1997, Starnet Communications International Inc. entered into a Share Purchase Agreement with Murray Partners (BVI) Inc. pursuant to which Starnet Communications International Inc. acquired all 10,101 outstanding shares in Starnet Communications Canada Inc.

In exchange, Murray Partners (BVI) Inc. received 10,000,000 Class A Common Voting Shares of Starnet Communications International Inc. This transaction occurred on March 25, 1997. Murray Partners (BVI) Inc. is owned by certain trusts established pursuant to the laws of Barbados. The trusts' beneficial owners include some of the members of management and certain of their family members.


The Company completed a reorganization in January 1997, pursuant to which 500,000 shares were transferred from Cleveland Corporation to Nesbitt Burns Inc. as record owner for former management. Pursuant to this transaction the Company adopted a new business plan and changed its name from Gelato Brats Inc. to Starnet Communications International Inc. By way of background, on July 20, 1996 the corporate name was changed from Creative Sports Marketing Inc. to Gelato Brats Inc. Thereafter the management of Gelato Brats Inc. endeavored to implement a new business plan for the Company. Subject to conditions applicable to the business plan, 500,000 common shares were transferred to Nesbitt Burns Inc., a Canadian brokerage firm, to be held in trust for Gelato Brats management team. Completion of the business plan was unsuccessful.


The Company completed a reorganization on July 20, 1996, pursuant to which the Company adopted a new business plan and changed its name from Creative Sports Marketing Inc. to Gelato Brats Inc.


The Company's bylaws include Section 8.1, INTEREST OF PARTY TRANSACTIONS, which is a provision regarding Related Party Transactions. The bylaw sets forth the policy, procedures and controls with respect to entering into transactions with related parties. These include that each participant to a Related Party Transaction must identify specifically all interests directly or indirectly to be derived by the Company entering into the Related Party Transaction. A majority of the disinterested members of the board of directors must approve any Related Party Transaction.


For the nine months ended January 31, 1997, Starnet Canada was involved in the following transactions with the officers, directors and key employees of the Company:

(a)  In November 1996, an advance for $3,269 was received from Richard
     Thiessen.

(b) In January 1997, a loan for $37,210 was received from John Carley. This advance is to be repayable in monthly installments of $3,712 through November 1997.

(c) Monthly repayment of $3,582 was made to John Carley from May 1996 to January 1997, totalling $25,074.

(d) Repayments totalling $52,303 were made to Paul Giles from June 1996 to December 1996.

(e)  Repayment of $4,298 was made to Ken Lelek in July 1996.

(f) Repayments totalling $11,463 were made to Richard Thiessen during the period from June 1996 to January 1997.

(g) Repayments totalling $5,373 were made to Mitch White during the period between July 1996 and October 1996.

The amounts due to related parties are due to officers and directors of the Company who have an indirect ownership interest in the Company. These amounts are non-interest bearing and are unsecured. The amount due to John Carley of $37,210 is repayable in monthly installments of $3,712 through November 1997. All other amounts are without specified terms of repayment.

During the year ended April 30, 1996, Starnet Canada was involved in the following transactions with the shareholders of the Company:

(a) In July 1995, the Company purchased from Jason Bolduc a computer for $2,938 and programming service for $2,203.

(b) The Company purchased from Paul Giles computers and office equipment for $11,296 in July 1995, $42,234 in September 1995 and $12,486 in
     February 1996.

(c) The Company purchased from Ken Lelek computers and office equipment for $5,508 in July 1995.

(d) The Company purchased from Richard Thiessen computers, office equipment and furniture for $28,108 in July 1995 and audio equipment for $38,083 in September 1995.

(e) The Company purchased from Mitch White computers, office equipment and furniture for $13,367 in June 1995.

(f) In January 1996, a cash loan for $36,724 was received from John Carley. The loan is repayable in monthly installments of $3,671 starting in February 1996. At April 30, 1996, repayments totalling $11,027 were made and the outstanding balance was $25,697.

(g) During the year, the Company received cash advances totalling $20,529 from Paul Giles; $21,667 from Ken Lelek; $1,837 from Richard Thiessen and $17,172 from Mitch White.

(h) During the year, the Company repaid $1,748 to Jason Bolduc; $36,468 to Paul Giles; $9,093 to Ken Lelek; $4,770 to Richard Thiessen and $2,192 to Mitch White.

The amounts due to shareholders at April 30, 1996 arose during the initial year of Starnet Canada's operations when six former individual shareholders (i.e. Jason Bolduc, Paul Giles, Ken Lelek, Richard Thiessen, John Carley and Mitch White) advanced funds and sold equipment and furniture to Starnet Canada on credit terms to finance the development of Starnet Canada's products and operations.

The amounts due to shareholders are non-interest bearing and are unsecured. The amount due to John Carley of $25,697 is repayable in monthly installments of $3,671 through November 1996. All other amounts are without specified terms of repayment.


Shareholders have not incurred expenses on behalf of the Company. The interest expense on the Related Party Advances to date is approximately $7,280.


ITEM 8.   LEGAL PROCEEDINGS

The issuer is not a party to any pending legal proceeding nor is its property the subject of any pending legal proceeding.

ITEM 9.   MARKET FOR REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER
          MATTERS

There is no public trading market for the common equity shares of the registrant. If the registrant successfully obtains a listing, as is presently intended by management, the common equity shares will be listed upon the OTC Bulletin Board Service. There are approximately 48 equity holders of record of the Company's Class A Common Voting stock. The number of shares eligible for trading will be all of the Class A Voting Common stock except that which is owned by Murray Partners (BVI) Inc. and the shares which are owned by management. There have been no cash dividends declared since inception of any of the companies in the group. There are no restrictions that would limit the ability to pay dividends on common equity or that are likely to do so in the future.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES


On March 25, 1997, Starnet Communications International Inc. entered into a Share Purchase Agreement with Murray Partners (BVI) Inc. pursuant to which Starnet Communications International Inc. acquired all 10,101 outstanding shares in Starnet Communications Canada Inc. In exchange, Murray Partners (BVI) Inc. received 10,000,000 Class A Common Voting Shares of Starnet Communications International Inc. This transaction occurred on March 25, 1997. This transaction involved a single purchaser. The purchase price did not exceed $5,000,000 because the assets of Starnet Communications Canada Inc. were valued at substantially less than $5,000,000. This was an entirely private transaction pursuant to which all material information as specified in Rule 502(b)(2) was made available to the purchaser. Thus the exemption from registration afforded by Rule 4(2) was available to the issuer.


On June 26, 1996, the Company's predecessor, Creative Sports Marketing Inc. executed a Form D disclosing that it relied upon Rule 504 in selling 10,000,000 Class A Common Voting Shares in exchange for $10,000 to twelve individuals and businesses. This offering was sold through Pacific Rim Investment Inc. as a transaction sales agent which established a market clearing house as a non-quotation bargain market.


Creative Sports Marketing Inc. was not a reporting company pursuant to the Securities Exchange

Act of 1934 nor was it a development stage company with no business plan. Thus it was eligible to rely upon Rule 504. Moreover, Rule 504 was available to Creative Sports Marketing Inc. in that the Company sold less than $1,000,000 worth of securities in the previous 12 month period and the purchasers were unaffiliated, sophisticated investors. Further, Rule 504 does not require the presentation of specified information prior to the sale of securities offered in reliance upon this rule.


On August 1, 1996, the Company filed a Form 701 under its predecessor's name Gelato Brats Inc. Pursuant to Rule 701, the Company established the Gelato Stock Plan for distributing Class A Voting Common Stock. One million authorized shares were reserved for distribution pursuant to the Plan. No shares were distributed to any eligible persons pursuant to the Plan.

On July 15, 1996, one share of stock was distributed in reliance upon section 4(2) to Kendall White for $0.001 per share.

ITEM 11.  DESCRIPTION OF SECURITIES

The securities to be registered pursuant to this Form 10-SB are all of the authorized Class A Voting Common stock of Starnet Communications International Inc. There are no preemptive rights associated with the securities and no cumulative voting is authorized by the By-laws. The amount of shares authorized is 200,000,000. Of these, 100,000,000 are Class A Voting Common, 50,000,000 are Class B Common (non-voting) and 50,000,000 are Class C Preferred. There are no Class B or Class C shares issued. Preferences for Class B and Class C, if any, will be established by the Board of Directors upon issuance.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 11 of the Company's By-Laws contains an indemnification provision indemnifying a controlling person, officer or director for conduct on behalf of the Company which results in an action suit or proceeding to the fullest extent permitted under the General Corporation Law of the State of Delaware. The Company does not believe that Article 11 affects the liability of any person for actually engaging in wrongful conduct. However, if a person is acting on the Company's behalf, the Company may be responsible to indemnify the accused wrongdoer for all associated costs, fees or damages.

ITEM. 13. FINANCIAL STATEMENTS.

The Financial Statements are contained at Exhibit 1 hereto.  they are:

     i. Starnet Communications Canada Inc. Consolidated Financial Statements, April 30, 1996.

     ii. Starnet Communications Canada Inc. Consolidated Financial Statements, January 31, 1997, Unaudited.

     iii. Starnet Communications International Inc. Financial Statements, January 31, 1997.

     iv. Financial Statements for Starnet Communications International, Inc. (formerly Gelato Brats Inc. and Creative Sports Marketing Inc.)
           dated April 30, 1997.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

There have been no disagreements on accounting and financial disclosures from the inception of the Company through the date of this Registration Statement.

ITEM 15.  INDEX TO EXHIBITS

     Financial Statements

     (v)   Financial Statements for Starnet Communications
           International, Inc. (formerly Gelato Brats Inc.
           and Creative Sports Marketing Inc.) dated
           April 30, 1997


2.   (i)   Action of Sole Stockholder of Starnet
           Communications International (DE) Inc. by
           Written Consent*
     (ii)  Action of Directors of Starnet Communications
           International Inc. by Written Consent*
     (iii) Action of Directors of Starnet Communications
           International (DE) Inc. by Written Consent*
     (iv)  Organization Acts of Directors of
           Starnet Communications International (DE) Inc.
           by Written Consent*
     (v)   Articles of Merger of Starnet Communications
           International Inc. with and into Starnet
           Communications International (DE) Inc.*

3.   (i)   Articles of Incorporation*
     (ii)  Bylaws*


5.   (i)   Opinion re: legality*


10.  Material Contracts
     (i)   Bank of Montreal*
     (ii)  Pacific Rim Investment Inc.*
     (iii) Simulcast Agreement*
     (iv)  CompuServe Agreement*

21.  (i)   Subsidiaries of the Registrant*

23.  (i)   Consent of Experts*

27.  (i)   Financial Data Schedule*

______________________
* previously filed

     SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                Starnet Communications International Inc.
                              (Registrant)

Date August 14, 1997

By /s/ Jason Bolduc
  _______________________________________________________________________
  Jason Bolduc, President


Date August 14, 1997

By /s/ Mitch White
 ________________________________________________________________________
  Mitch White, Chairman of the Board of Directors



Date August 14, 1997

By /s/ Mark Dohlen
 ________________________________________________________________________
  Mark Dohlen, Chief Executive Officer and Director



Date August 14, 1997

By /s/ Jack Carley
 __________________________________________________________________________
  Jack Carley, Chief Financial Officer and Director



Date August 14, 1997

By Chris Zacharias
 ________________________________________________________________________
  Chris Zacharias, Secretary, Treasurer, Director and Corporate Counsel

                         CONSOLIDATED FINANCIAL STATEMENTS


                         STARNET COMMUNICATIONS
                         INTERNATIONAL INC.
                         (FORMERLY GELATO BRATS INC. AND
                         CREATIVE SPORTS MARKETING INC.)

                         APRIL 30, 1997

                    REPORT OF INDEPENDENT AUDITORS





To the Board of Directors and Shareholders of STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND CREATIVE SPORTS MARKETING INC.)

We have audited the accompanying consolidated balance sheet of STARNET COMMUNICATIONS INTERNATIONAL INC. (FORMERLY GELATO BRATS INC. AND CREATIVE SPORTS MARKETING INC.) as of April 30, 1997 and 1996 and the related consolidated statements of loss and deficit and cash flows for the periods then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Starnet Communications International Inc. (formerly Gelato Brats Inc. and Creative Sports Marketing Inc.) at April 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States.




Vancouver, Canada,                                   /s/ ERNST & YOUNG
June 23, 1997.                                      Chartered Accountants

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

                      CONSOLIDATED BALANCE SHEET
                      (IN UNITED STATES DOLLARS)


                                                   APRIL 30,     APRIL 30,
                                                    1997          1996
                                                       $             $
----------------------------------------------------------------------------

ASSETS
CURRENT
Cash                                                   27,545             -
Accounts receivable (ALLOWANCE FOR
 BAD DEBTS - $28,985, 1996 - $15,933)                 131,205        64,706
Prepaid expenses                                       28,529         5,144
----------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                  187,279        69,850
----------------------------------------------------------------------------
Capital assets (net) [NOTE 3]                         792,247       351,423
Deferred website costs [NOTE 4]                       189,053        35,338
Term deposit pledged [NOTE 8]                          28,620             -
----------------------------------------------------------------------------
                                                    1,197,199        457,513
----------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT
Bank indebtedness                                           -         1,161
Accounts payable and accrued liabilities              346,917       103,365
Loans payable [NOTE 6]                                200,343             -
Deferred revenue                                      223,004        89,211
Current portion of capital lease
 obligations [NOTE 8]                                  75,136        18,407
Due to related parties [NOTE 7]                       132,605       188,794
----------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                             978,005       400,938
----------------------------------------------------------------------------
Non-current portion of capital lease
 obligations [NOTE 8]                                 237,371        62,786
Deferred income tax [NOTE 5]                           52,786             -
----------------------------------------------------------------------------
TOTAL LIABILITIES                                   1,268,162       463,724
----------------------------------------------------------------------------

SHAREHOLDERS' DEFICIT
Capital stock [NOTE 9]                                 20,000        20,000
Deficit                                              (119,911)      (26,197)
Cumulative translation adjustment                      28,948           (14)
----------------------------------------------------------------------------
TOTAL SHAREHOLDERS' DEFICIT                           (70,963)       (6,211)
----------------------------------------------------------------------------
                                                    1,197,199       457,513
----------------------------------------------------------------------------

Commitments [NOTE 10]

SEE ACCOMPANYING NOTES

On behalf of the Board:

            Director            Director

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

              CONSOLIDATED STATEMENT OF LOSS AND DEFICIT
                      (IN UNITED STATES DOLLARS)



                                                 PERIOD FROM    PERIOD FROM
                                                 MAY 1, 1996    MAY 19, 1995
                                                 TO APRIL 30,   TO APRIL 30,
                                                     1997          1996
                                                       $             $
----------------------------------------------------------------------------

REVENUE
Sales                                               1,996,535       378,544
Cost of sales [SCHEDULE 1]                            907,368       172,755
----------------------------------------------------------------------------
GROSS MARGIN                                        1,089,167       205,789
----------------------------------------------------------------------------

EXPENSES
Wages and benefits                                    361,212        36,795
Depreciation                                          242,876        69,014
Bank charges and interest                              98,817         9,217
Advertising and promotion                              97,666         8,390
Legal and accounting                                   88,278        30,215
Premises costs - rent                                  55,584        28,594
Office and miscellaneous                               26,583         8,397
Telephone                                              25,815        14,975
Automotive                                             20,479         3,892
Business Development                                   23,028             -
Other                                                  88,672        22,497
----------------------------------------------------------------------------
                                                    1,129,010       231,986
----------------------------------------------------------------------------
Net loss from operations for the period               (39,843)      (26,197)
----------------------------------------------------------------------------
Income tax expense:
  - current [NOTE 5]                                        -             -
  - deferred [NOTE 5]                                  53,871             -
----------------------------------------------------------------------------
Income taxes                                           53,871             -
----------------------------------------------------------------------------
NET LOSS FOR THE PERIOD                               (93,714)      (26,197)

Deficit, beginning of period                          (26,197)            -
----------------------------------------------------------------------------
DEFICIT, END OF PERIOD                               (119,911)      (26,197)
----------------------------------------------------------------------------

PER COMMON SHARE
Net loss for the period                                 (0.00)        (0.00)
Dividends                                                   -             -
Weighted average number of common
 shares outstanding                                20,000,000    20,000,000
----------------------------------------------------------------------------

SEE ACCOMPANYING NOTES

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)


                 CONSOLIDATED STATEMENT OF CASH FLOWS
                      (IN UNITED STATES DOLLARS)


                                                 PERIOD FROM    PERIOD FROM
                                                 MAY 1, 1996    MAY 19, 1995
                                                 TO APRIL 30,   TO APRIL 30,
                                                     1997          1996
                                                       $             $
----------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                              (93,714)      (26,197)
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation                                        242,876        69,014
  Amortization of deferred website costs              200,832        35,338
  Deferred income taxes                                53,871             -
  Foreign exchange                                     16,434           546
  Changes in current assets and liabilities:
  Increase in accounts receivable                     (66,499)      (64,706)
  Increase in prepaid expenses                        (23,385)       (5,144)
  Increase in accounts payable and
  accrued liabilities                                 243,552       103,365
  Increase in deferred revenue                        133,793        89,211
----------------------------------------------------------------------------
  Total adjustment                                    801,474       227,624
----------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES             707,760       201,427
----------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of capital assets                           (406,454)     (336,962)
Deferred website costs                               (354,547)      (70,676)
Term deposit                                          (28,620)            -
Advance to related company                                902          (902)
----------------------------------------------------------------------------
NET CASH (USED IN) INVESTING ACTIVITIES              (788,719)     (408,540)
----------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in bank indebtedness                          (1,161)        1,161
Proceeds from loans                                   200,343             -
Proceeds from issuance of shares                            -        20,000
Advance from (repayments to) related parties          (56,189)      188,794
Principal repayments under capital
 lease obligations                                    (34,489)       (2,842)
----------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES             108,504       207,113
----------------------------------------------------------------------------

NET INCREASE IN CASH DURING THE PERIOD                 27,545             -
Cash, beginning of period                                   -             -
----------------------------------------------------------------------------
CASH, END OF PERIOD                                    27,545             -
----------------------------------------------------------------------------

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid                                          18,495         4,432
Income tax paid                                             -             -
----------------------------------------------------------------------------


SEE ACCOMPANYING NOTES

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN UNITED STATES DOLLARS)

April 30, 1997


1.   NATURE OF BUSINESS

Starnet Communications International Inc. (the "Company") was incorporated on June 28, 1996 in the State of Nevada as Creative Sports Marketing Inc. On July 20, 1996, the Company changed its name from Creative Sports Marketing Inc. to Gelato Brats Inc. and on February 24, 1997 to Starnet Communications International Inc. On March 10, 1997, Starnet Communications International Inc. redomiciled into Delaware and combined with Starnet Communications Canada Inc. (Starnet Canada) which is involved in the development and management of advanced on-line interactive media and information systems for the Internet.

2.   ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

On March 10, 1997, Starnet Communications International Inc. merged with Starnet Communications Canada Inc. The Company issued 10 million shares of Class A voting common stock for all of the outstanding stock of Starnet Canada. This business combination was accounted for in a manner similar to a pooling of interests. The Company's consolidated financial statements are presented as if the merger had been in effect on May 19, 1995 (the date of incorporation of Starnet Canada).

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary, Starnet Communications Canada Inc.

PROPERTY AND EQUIPMENT

Property and equipment are depreciated or amortized using the straight-line method over the estimated useful life of the assets at the following rates:

  Furniture and fixtures                    3 years
  Computer hardware and equipment           3 years
  Computer software                         3 years
  Automobile                                4 years

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN UNITED STATES DOLLARS)

April 30, 1997


2.  ACCOUNTING POLICIES (CONT'D.)

Leasehold improvements are amortized over the term of the related lease using the straight-line method.

One-half of the normal depreciation rate is applied in the year of acquisition or capitalization of the capital assets.

REVENUE RECOGNITION

Revenue from dial-up access is recognized at the time services are rendered. Billings in advance of services are included in deferred revenue and recognized at the time services are rendered.

On-line service revenues are recognized over the period services are provided.

REPORTING CURRENCY

The Company's functional currency is the Canadian dollar as substantially all of the Company's operations are in Canada. The Company uses the United States dollar as its reporting currency for consistency with other United States Securities and Exchange Commission domestic registrants.

DEFERRED WEBSITE COSTS

Costs which relate to the development of the Company's Internet sites are capitalized when these costs are expected to be recovered through future revenues. Deferred website costs are amortized one half in the year incurred, one third in the following year, and one sixth in the second following year. The website costs balance shown in the balance sheet is presented net of accumulated amortization.

The recoverability of the website costs is dependent upon the realization of sufficient future revenues from these products.

FOREIGN CURRENCY TRANSLATION

Monetary assets and liabilities of Starnet Canada which are to be settled in a foreign currency are translated at the prevailing year-end rates of exchange. Transactions in foreign currencies are translated at the approximate rate of exchange in effect when the transactions occur.

Translation adjustments are reflected as a separate component of shareholders' deficit.

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN UNITED STATES DOLLARS)

April 30, 1997


2.  ACCOUNTING POLICIES (CONT'D.)

LEASES

Leases which transfer substantially all of the benefits and risks of ownership are recorded as the acquisition of assets and incurrence of obligations. Under this method of accounting, both assets and obligations, including interest thereon, are amortized over the life of the lease.

ADVERTISING

The Company expenses the costs of advertising as incurred.

NET EARNINGS AND DIVIDENDS PER COMMON SHARE

The calculations of net earnings and dividends per common share are based upon the weighted average number of common shares of the Company outstanding during each period.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements. Actual results may differ from those estimates.

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN UNITED STATES DOLLARS)

April 30, 1997


3.  CAPITAL ASSETS

Property and equipment are recorded at cost and comprise:

                                                    ACCUMULATED    NET BOOK
                                            COST    DEPRECIATION    VALUE
                                              $           $           $
----------------------------------------------------------------------------
APRIL 30, 1997
Computer hardware and equipment             607,755     202,718    405,037
Computer hardware under capital
 leases                                     208,826      62,821    146,005
Automobiles under capital leases            152,455      19,057    133,398
Leasehold improvements                       81,049      12,976     68,073
Furniture and fixtures                       37,257      10,919     26,338
Computer software                            16,796       3,400     13,396
----------------------------------------------------------------------------
                                          1,104,138     311,891    792,247
----------------------------------------------------------------------------

APRIL 30, 1996
Computer hardware and equipment             304,220      50,722    253,498
Computer hardware under capital
 leases                                      84,035      14,011     70,024
Leasehold improvements                       16,256       1,626     14,630
Furniture and fixtures                       14,124       2,355     11,769
Computer software                             1,802         300      1,502
----------------------------------------------------------------------------
                                            420,437      69,014    351,423
----------------------------------------------------------------------------

Depreciation of assets under capital leases is included in depreciation expense in the consolidated statements of loss and deficit.

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN UNITED STATES DOLLARS)

April 30, 1997


4.  DEFERRED WEBSITE COSTS

Website costs are recorded at cost less accumulated amortization and comprise:

                                                  MAY 1, 1996   MAY 19, 1995
                                                  TO APRIL 30,   TO APRIL 30,
                                                     1997           1996
                                                        $             $
----------------------------------------------------------------------------

Net balance, beginning of period                       35,338             -
Costs capitalized during the period                   354,547        70,676
Current period amortization                          (200,832)      (35,338)
----------------------------------------------------------------------------
Net balance, end of period                            189,053        35,338
----------------------------------------------------------------------------

5.   INCOME TAXES

(a) Virtually all of the Company's operations are located in Canada. The income tax provision differs from the amount that would be computed by applying the combined federal and provincial income tax rate of 45.62% to the profit before taxes as follows:



                                                                 MAY 1, 1996
                                                                 TO APRIL 30,
                                                                     1997
                                                                       $
----------------------------------------------------------------------------

Provision based on (loss) before income taxes                       (18,176)
Increase (decrease) in tax provision resulting from :
  Expenses not deductible for income tax purposes                    29,242
  Benefit of tax loss not currently recognized                       27,372
  Amortization of permanent differences on capital assets             4,433
  Other                                                              11,000
  --------------------------------------------------------------------------
                                                                     53,871
----------------------------------------------------------------------------

The above reconciliation is not presented for the comparative period as there was a net loss for accounting and income tax purposes for that period.

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN UNITED STATES DOLLARS)

April 30, 1997


5.   INCOME TAXES (CONT'D.)

(b) Deferred income taxes arise from timing differences in the recognition of income and expenses for financial reporting and tax purposes. The sources of timing differences in operations and the related deferred income tax amounts are as follows:

                                                     APRIL 30,     APRIL 30,
                                                       1997          1996
                                                         $             $
----------------------------------------------------------------------------

Depreciation of capital assets                        (29,397)      (13,490)
Deferred website costs                                 76,231         7,993
Other                                                   5,952          (522)
----------------------------------------------------------------------------
Deferred tax (asset) liability                         52,786        (6,019)
Valuation allowance                                         -         6,019
----------------------------------------------------------------------------
Net deferred tax liability                             52,786             -
----------------------------------------------------------------------------

The deferred income tax asset at April 30, 1996 was not recorded due to the uncertainty of its realization.


6.   LOANS PAYABLE

The loans are interest bearing at 6% per annum and are secured by all assets of the Company and guaranteed by key directors and employees. The principal and interest under the notes were payable on April 6, 1997 and the lender subsequently agreed to extend the due date to September 30, 1997. As the loans are required to be repaid within the next two quarters, the fair value of the debt approximates its carrying value.

Subsequent to year end, the Company has repaid $94,469 of the loans.

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN UNITED STATES DOLLARS)

April 30, 1997


7.  DUE TO RELATED PARTIES

The amounts due to related parties are due to officers and directors of the Company who have an indirect ownership interest in the Company ("the Related Parties"). These amounts are non-interest bearing and are unsecured. The amount due to one individual of $25,043 (1996 - $25,697) is repayable in monthly installments of $3,576 through November 1997. All other amounts are without specified terms of repayment.

During the period ended, the Company was involved in the following transactions with the Related Parties:

(a) Purchases of fixed assets and other goods and services of nil (1996 - $156,223).

(b)  Advances and loans of $94,540 (1996 - $97,929) were received.

(c)  Repayments of $150,729 (1996 - $65,358) were made.

These amounts arose during the initial year of the Company's operations when six individuals advanced funds and sold capital assets to the Company on credit terms to finance the development of the Company's products and operations.


8.   CAPITAL LEASE OBLIGATIONS

At April 30, 1997, the Company has entered into capital leases for equipment and automobiles. The future payments for the 12 months ended April 30 are:

                                                                       $
----------------------------------------------------------------------------

1998                                                                 111,701
1999                                                                 111,701
2000                                                                  83,919
2001                                                                  52,428
2002                                                                  31,020
----------------------------------------------------------------------------
Total minimum lease payments                                         390,768
Less amounts representing interest at rates varying
 from 6.1% to 17.5%                                                   78,261
----------------------------------------------------------------------------
Present value of minimum lease payments                              312,507
Current portion of capital lease obligations                          75,136
----------------------------------------------------------------------------
                                                                     237,371
----------------------------------------------------------------------------



                                                                        7

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN UNITED STATES DOLLARS)

April 30, 1997


8.  CAPITAL LEASE OBLIGATIONS (CONT'D.)

Under the equipment lease the Company entered into in February 1997, the Company has the option to acquire the equipment for $11,309 at the end of the lease's 33rd calendar month. As a condition of the lease, the Company has pledged a term deposit for $28,620. The term deposit will be returned upon the expiry of the lease.

The Company has the option to acquire four leased automobiles at the end of the lease terms by paying amounts estimated at commencement of the leases to be the residual values of the vehicles at the end of the leases. As a condition of these leases the Company has guaranteed that the residual value of the four leased vehicles will be $12,981, $13,284, $9,310 and $16,874 at the end of the lease terms.

Subsequent to April 30, 1997, the Company has entered into capital leases for computer equipment. These leases require aggregate monthly payments including interest of $3,096 through November 1999 and $1,783 from December 1999 through May 2000.


9.   SHARE CAPITAL

Share capital comprises:

                                                      APRIL 30,     APRIL 30,
                                                        1997          1996
                                                          $             $
----------------------------------------------------------------------------

AUTHORIZED
200,000,000 Class A voting common shares, par value $0.001

ISSUED AND OUTSTANDING
20,000,000  Class A voting common shares                20,000        20,000
----------------------------------------------------------------------------
                                                        20,000        20,000
----------------------------------------------------------------------------

STARNET COMMUNICATIONS INTERNATIONAL INC.
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN UNITED STATES DOLLARS)

April 30, 1997


10.  COMMITMENTS

At April 30, 1997, the Company has entered into commitments for leases for premises. The future payments for the 12 months ended April 30 are:

                                                                     $
----------------------------------------------------------------------------
1998                                                              120,000
1999                                                              123,000
2000                                                              108,000
----                                                              -------
                                                                  381,000
----------------------------------------------------------------------------

Subsequent to April 30, 1997, the Company has entered into a commitment for an operating lease for a vehicle. The lease requires monthly payment of $869 through May 2000 and the Company guarantees the residual value of the vehicle for $14,533 in May 2000.


11.  RECENT ACCOUNTING PRONOUNCEMENTS

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("FAS 128") regarding the determination and disclosure of earnings per share. The Company will initially adopt these new standards for the purpose of preparing its financial statements for the year ended April 30, 1998. Due to the fact there are no common stock equivalents for the periods presented herein, basic earnings (loss) per share under FAS 128 would be equal to the primary earnings (loss) per share amounts presented in the consolidated statement of loss.

STARNET COMMUNICATIONS INTERNATIONAL INC.                      SCHEDULE 1
(FORMERLY GELATO BRATS INC. AND
CREATIVE SPORTS MARKETING INC.)

                       SCHEDULE OF COST OF SALES
                      (IN UNITED STATES DOLLARS)


                                                    PERIOD FROM    PERIOD FROM
                                                    MAY 1, 1996    MAY 19, 1995
                                                    TO APRIL 30,   TO APRIL 30,
                                                        1997          1996
                                                          $             $
-----------------------------------------------------------------------------

Line charges                                           280,797        50,585
Wages and benefits                                     216,438        45,118
Amortization of deferred website costs                 200,832        35,338
Live performers                                         61,329         7,088
Video content                                           51,661        10,848
Photo content                                           47,616         6,569
Other                                                   36,706        10,176
Audio content                                           11,989         7,033
----------------------------------------------------------------------------
Cost of sales                                          907,368       172,755
----------------------------------------------------------------------------









                                                                       41